EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Preformed Line Products Company Amended and Restated Long Term Incentive Plan of 2008 for the registration of 500,000 common shares of our reports dated March 11, 2011, with respect to the consolidated financial statements and schedule of Preformed Line Products Company, and the effectiveness of internal control over financial reporting of Preformed Line Products Company included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Cleveland, Ohio
May 6, 2011